EXHIBIT 99


                 CELLULAR COMMUNICATIONS INTERNATIONAL ANNOUNCES
                    EXTENSION OF TENDER OFFER RELATING TO ITS
             EURO 235,000,000 9-1/2% SENIOR DISCOUNT NOTES DUE 2005
                     ISIN NOS. X30087309976 AND XS0085495082

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NEW YORK, NEW YORK, JANUARY 19, 1999 -- Cellular  Communications  International,
Inc. (NASDAQ: CCIL) today announced that it is extending the expiration date for its tender offer and consent solicitation for its Euro 235,000,000 9-1/2% Senior Discount Notes Due 2005 until 5:00 p.m., New York City time, on February 2, 1999.

Approximately Euro 234,000,000 of Notes (representing approximately 99% of the outstanding Notes) have already been tendered and CCIL has entered into a
Supplemental Indenture that provides that the amendments to the Indenture relating to the Notes described in the Offer to Purchase and Consent Solicitation Statement dated December 18, 1998 will become operative only upon, and simultaneously with, the satisfaction of all of the conditions to the acceptance of validly tendered Notes and the acceptance thereof for payment. Kensington Acquisition Sub, Inc., a wholly owned subsidiary of Mannesmann AG and Olivetti S.p.A., concurrently extended the expiration date to acquire a majority of the outstanding shares of common stock of CCIL.

The tender offer and consent solicitation (including, but not limited to, the payment of the purchase price for the Notes and the consent fees) remains conditioned upon, among other things, the consummation of the Kensington tender offer to acquire CCIL's common stock. The tender offer to acquire CCIL's common stock has been extended through 12:00 midnight, New York City time, on Monday, February 1, 1999.

Goldman Sachs International and Lehman Brothers are acting as Dealer Managers for the tender offer. The Information Agent is MacKenzie Partners, Inc. and the Depositary is The Chase Manhattan Bank.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement dated December 18, 1998. Persons with questions regarding the tender offer should contact the Information Agent at 800-322-2885 or Goldman Sachs at 877-686-5059.

CONTACT:  MacKenzie Partners, Inc., Jeanne Carr (212) 929-5916